Exhibit 99.1

August 18, 2016

Board of Directors

Citizens Independent Bancorp

The Citizens Bank of Logan

Gentlemen:

I hereby resign from The Citizens Bank of Logan and Citizens Independent Bancorp Board of Directors. I have weighed heavily stepping down based on certain frictions at the entities, and I have decided to resign. None of my actions, in part or in total, deserved discussion of being forced out. I consider it pretext for cultural issues with Executive Management. The harassment charge was meritless, and I doubt I am the only director that mistakenly sent bank emails to an unsecured server.

The Board is charged with ensuring banking services to the community and enhancing shareholder value. I take this stewardship seriously and performed my duties well.

Management serves at the pleasure of the Board. It cannot be allowed to operate without proper checks and balances. It cannot put self-interest ahead of the bank and its shareholders. The Board’s fiduciary duty is to ensure that this does not happen, and I have exercised that duty to the best of my ability.

The Bank is in a good place now through a lot of hard “team” work – no one person can claim sole credit.

I trust you will scrutinize the budget and gain control of noninterest expenses. I will continue to monitor your progress from afar. I wish you all the best and continued success.

Sincerely,

/s/ Michael J. Shawd

Michael J. Shawd